EXHIBIT 11

              AULT INCORPORATED AND SUBSIDIARY
                 COMPUTATION OF EARNINGS PER
             COMMON AND COMMON EQUIVALENT SHARE

                               June 1,     June 2,   May 28,
                                 1997       1996       1995

Computation of primary
earnings per share:
Common shares outstanding
at the beginning of the
year                        2,119,776  2,083,776   2,062,526
Weighted average number of
shares issued during the
year                          881,319      9,576      14,420
Common equivalent shares
attributed to stock options
options and warrants
granted                       301,075    130,191      28,213
Weighted average number of
common and common
equivalent shares           3,302,170  2,223,543   2,105,556

Net Income                 $2,365,079   $882,689    $333,267

Primary earnings per common
and equivalent share             $.72       $.40        $.16


Computation of fully
diluted earnings per share:
Common Shares outstanding
at the beginning of the
year                        2,119,776  2,083,776  2,062,526
Weighted average number of
shares issued during the
year                          881,319      9,576     14,420
Common equivalent shares
attributed to stock
options                       370,095    158,955     28,610
Fully diluted weighted
average number of common
and common equivalent
shares                      3,371,190  2,252,307  2,105,556
Net Income                 $2,365,079   $882,689   $333,267

Fully diluted earnings
per common and common
equivalent share                 $.70       $.39       $.16